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As filed with the Securities and Exchange Commission on June 26, 2020.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	5051 (Primary Standard Industrial Classification Code Number)	36-0879160 (I.R.S. Employer Identification Number)

1420 Kensington Road, Suite 220
Oak Brook, IL 60523
(847) 455-7111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Marec E. Edgar
President and Chief Executive Officer
A. M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
(847) 455-7111
(Name, address. including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeremy T. Steele Senior Vice President, General Counsel & Secretary A. M. Castle & Co. 1420 Kensington Road, Suite 220 Oak Brook, IL 60523 (847) 455-7111	Eric Orsic, Esq. McDermott Will & Emery LLP 444 West Lake Street, Suite 4000 Chicago, IL 60606-0029 (312) 372-2000

Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $.01 per share	69,995,605	$0.60	$41,997,363.00	$5,451.26

Common Stock, par value $.01 per share, underlying 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024(3)	254,114,055(2)	$0.60	$152,468,433.00	$19,790.40

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and based on the average of the high and low sales prices of the common stock reported on the over-the-counter OTCQX Market on June 24, 2020.

(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends, anti-dilution adjustments or similar transactions.

(3)
Represents 125% of the number of shares of common stock issuable upon the conversion (at the initial conversion rate of 2.1939631 shares of common stock per $1.00 principal amount of notes) of outstanding 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024 with a principal amount of $92,659,372 as of June 24, 2020.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the Selling Stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 26, 2020

A. M. CASTLE & CO.

324,109,660 Shares of Common Stock

        This prospectus relates to the offer and resale, from time to time, by the selling stockholders listed in this prospectus under the section "Selling Stockholders" (the "Selling Stockholders"), of up to an aggregate of 324,109,660 shares of our common stock, par value $.01 per share, which we refer to as our "common stock," representing: (a) 69,995,605 outstanding shares of common stock, held by the Selling Stockholders named herein; and (b) 254,114,055 shares representing 125% of the number of shares of common stock issuable in respect of up to $92,659,372 aggregate principal amount of 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024 (the "Notes") as of June 24, 2020, based on an initial conversion rate of 2.1939631 shares of common stock per $1.00 principal amount of Notes. We are registering the offer and resale of our common stock to satisfy registration rights we have granted to the Selling Stockholders.

        The Selling Stockholders identified in this prospectus may offer and sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the section "Plan of Distribution." The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholders. See the section entitled "Use of Proceeds" on page 9 of this prospectus.

        Our common stock is presently quoted on the OTCQX Best Market tier of the OTC Markets Group, Inc. ("OTCQX") under the symbol "CTAM". On June 24, 2020, the last reported sale price of our common stock on the OTCQX was $0.60 per share.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2020

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC" or the "Commission"). By using such registration statement, the Selling Stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus before making any decision whether to invest in our common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in "Where You Can Find Additional Information," and "Incorporation of Certain Information by Reference" in this prospectus.

        We and the Selling Stockholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by A.M. Castle & Co. or any Selling Stockholder. The information contained or incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

 PROSPECTUS SUMMARY

        This summary provides an overview of selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus and does not contain all of the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under "Risk Factors," together with the additional information described under the heading "Incorporation of Certain Information by Reference." Unless otherwise indicated herein, the terms "we," "our," "us," or the "Company" refer to A. M. Castle & Co. and its subsidiaries.

Company Overview

        A.M. Castle & Co. (the "Company") is a global distributor of specialty metals and supply chain services, principally serving the producer durable equipment, commercial and military aircraft, heavy equipment, industrial goods, and construction equipment sectors of the global economy. Our customer base includes many Fortune 500 companies as well as thousands of medium- and smaller-sized firms spread across a variety of industries. Particular focus is placed on the aerospace and defense, power generation, mining, heavy industrial equipment, and general manufacturing industries, as well as general engineering applications.

        Our corporate headquarters is located in Oak Brook, Illinois. As of March 31, 2020, we operate out of 19 service centers located throughout North America (15), Europe (2) and Asia (2). Our service centers hold inventory and process and distribute products to both local and export markets.

Recent Developments

Exchange Offer

        On March 27, 2020, we completed an exchange offer and consent solicitation (the "Exchange Offer"), which launched on February 27, 2020, to issue a combination of our 3.00%/5.00% Convertible Senior Secured Paid-in-Kind ("PIK") Toggle Notes due 2024 (the "New Notes") and shares of our common stock in exchange for our outstanding 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 (the "Old Notes," and together with the New Notes, the "Notes"), including any accrued and unpaid interest on the Old Notes as of the date in which the Exchange Offer was completed. Pursuant to the terms of the Exchange Offer, approximately $190.2 million in aggregate principal amount of the Old Notes were tendered and accepted and, in exchange, we issued approximately $95.1 million in aggregate principal amount of our New Notes and 70,260,676 shares of our common stock. An aggregate principal amount of Old Notes in the amount of approximately $3.7 million were not tendered and remained outstanding at the date of Exchange Offer.

        In conjunction with the Exchange Offer, on March 27, 2020, the Company, the guarantors of the Old Notes and the trustee for the Old Notes entered into a supplemental indenture to the indenture governing the Old Notes (the "Old Indenture") to provide for, among other things, the elimination or amendment of substantially all of the restrictive covenants, the release of all collateral securing the Company's obligations under the Old Indenture, and the modification of certain of the events of default and various other provisions contained in the Old Indenture.

        Additionally, in conjunction with the Exchange Offer, on March 27, 2020, the Company and the Selling Stockholders entered into an amended and restated registration rights agreement relating to the New Notes (the "A&R Registration Rights Agreement"). Under the A&R Registration Rights Agreement, the Company granted registration rights to the Selling Stockholders with respect to certain shares of common stock, including the resale of the shares of common stock held by the Selling Stockholders registered hereby.

Corporate Information

        Our principal executive offices are located at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 and our telephone number is (847) 455-7111. Our website address is www.castlemetals.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

 THE OFFERING

Securities Offered by the Selling Stockholders	324,109,660 shares of our common stock.
Offering Price per Share

The Selling Stockholders may sell all or a portion of the shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See "Plan of Distribution."

Use of Proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock. See "Use of Proceeds."
OTCQX Symbol	CTAM
Risk Factors

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

RISK FACTORS

        Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in our most recent Annual Report on Form 10-K (as amended), and any updates in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

Risks Related to this Offering

Our stockholders may be diluted by conversions or exercises of outstanding Notes.

        As of March 31, 2020, the New Notes and Old Notes were convertible into approximately 209.7 million shares of common stock in the aggregate (without giving effect to any interest subsequently payable in kind pursuant to the terms of the Notes). The initial conversion rates of 2.1939631 shares of common stock per $1.00 principal amount of New Notes and 0.2653 shares of common stock per $1.00 principal amount of Old Notes are each subject to adjustment from time to time pursuant to the terms of the respective indentures governing the Notes. Because the conversion prices of the Notes are subject to downward adjustment, the Notes may be convertible, including in connection with a Fundamental Change (as defined in the respective indentures governing the Notes), into a greater number of shares in the future. In addition, the Company may, in certain circumstances, pay interest on the Notes in kind, which would result in additional Notes outstanding and available for conversion. The conversion of the Notes, including any Notes issued as payment of interest in kind, may result in substantial dilution for our stockholders.

The sale of a substantial amount of our common stock, including resale of the shares of common stock issuable upon the conversion of the Notes held by the Selling Stockholders, in the public market could adversely affect the prevailing market price of our common stock.

        The Selling Stockholders hold, in the aggregate, 69,995,605 shares of our common stock that are eligible for resale pursuant to this prospectus. In addition, as of March 31, 2020, the New Notes and Old Notes were convertible into approximately 209.7 million shares of common stock in the aggregate (of which 203,921,244 shares of our common stock are issuable to the Selling Stockholders and eligible for resale pursuant to this prospectus), at initial conversion rates of 2.1939631 shares of common stock per $1.00 principal amount of New Notes and 0.2653 shares of common stock per $1.00 principle amount of Old Notes. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities.

        A substantial number of shares of common stock are being offered for resale from time to time by this prospectus, and we cannot predict if and when the Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

The market price of our common stock may decline.

        Fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. The trading price of our common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock, and our common stock may trade at prices significantly below the price that you paid for them. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.

        Factors affecting the trading price of our securities may include:

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  actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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  changes in the market's expectations about our operating results;

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  the impact of the novel Coronavirus (COVID-19) pandemic on our financial results and business;

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  success of competitors;

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  our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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  significant contracts, acquisitions, dispositions, financings, joint ventures or capital commitments by us or our competitors;

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  changes in financial estimates and recommendations by securities analysts concerning us or the markets in which we compete in general;

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  operating and stock price performance of other companies that investors deem comparable to us;

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  changes in laws and regulations affecting our business;

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  commencement of, or involvement in, litigation;

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  changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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  the volume of our securities available for public sale;

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  any major change in our board or management team;

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  sales of substantial amounts of securities by our directors, executive officers or significant stockholders or the perception that such sales could occur;

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  developments related to significant claims or proceedings against us; and

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  general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

        Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general and OTCQX have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress the price of our common stock, regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Ownership of our stock is concentrated, which may limit stockholders' ability to influence corporate matters.

        The Company's ownership is concentrated among a small group of institutional investors and the Company's management team. Certain directors, their affiliates, and/or any other concentrated ownership interests may have the voting power to substantially affect or control the outcome of matters requiring a stockholder vote, including the election of directors and the approval of significant corporate matters. Such a concentration of control could adversely affect the market price of our common stock or prevent a change in control or other business combinations that might be beneficial to us.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Information provided and statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this prospectus or, in the case of information incorporated by reference, as of the date of the incorporated document and the Company assumes no obligation to update such information. Such forward-looking statements include information concerning our possible or assumed future results of operations, including, but not limited to, descriptions of our business strategy, and the benefits we expect to achieve from our working capital management initiative. These statements often include words such as "believe," "expect," "anticipate," "intend," "predict," "plan," "should," or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, the impact of our substantial level of indebtedness, the impact of the novel Coronavirus (COVID-19) pandemic on our financial results and business, as well as those risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as amended, in Part I, Item 1A, "Risk Factors", and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2020 in Part II, Item 1A, "Risk Factors". All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common stock covered hereby by any of the Selling Stockholders.

 CERTAIN STOCKHOLDER MATTERS

        Our common stock is presently quoted on the OTCQX Best Market tier of the OTCQX under the symbol "CTAM".

        As of May 8, 2020, there were approximately 388 stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

        Payment of cash dividends and repurchase of common stock are currently limited due to restrictions contained in the Company's debt agreements. No cash dividends were declared or paid on the Company's common stock to date in 2020, or in 2019 or 2018. We may consider paying cash dividends on the Company common stock at some point in the future, subject to the limitations described above. Any future payment of cash dividends, if any, is at the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements and financial condition, restrictions under the Company's debt instruments, and such other factors as the Board of Directors may consider.

DESCRIPTION OF CAPITAL STOCK

General

        The following descriptions are summaries of the material terms of our charter, amended and restated bylaws, and the Stockholders Agreement dated as of August 31, 2017 between the stockholders of the Company signatory thereto (the "Stockholders Agreement"), and are qualified by reference to our charter, our amended and restated bylaws and the Stockholders Agreement. For more detailed information, please see copies of these documents which are included, as exhibits to the registration statement of which this prospectus forms a part. We refer in this section to our articles of amendment and restatement, as amended, supplemented, corrected or restated from time to time as our charter, and we refer to our amended and restated bylaws as our bylaws.

        Our authorized capital stock consists of 200,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share. As of May 8, 2020, 73,910,334 shares of our common stock were outstanding and held by approximately 388 stockholders of record.

        We currently do not have sufficient authorized shares of common stock to issue common stock alone upon full conversion of the Notes. Under the terms of the indenture governing the New Notes, we agreed to use commercially reasonable efforts to cause our charter to be amended on or before August 31, 2020 to increase our authorized share capital so that shares of common stock alone can be issued upon full conversion of the Notes. As of March 31, 2020, the outstanding New Notes and Old Notes were convertible into an aggregate of approximately 209.7 million shares. Our Board of Directors unanimously approved an amendment to increase our authorized shares of common stock from 200,000,000 to 400,000,000, and to make a corresponding change to the number of authorized shares of capital stock, which such amendment has been submitted to our stockholders for approval at our annual meeting of stockholders to be held on June 30, 2020.

Common Stock

        Our common stock carries the following rights:

        Voting.    Holders of our common stock are entitled to one vote per share of common stock owned as of the relevant record date on all matters submitted to a vote of stockholders. Except as otherwise provided in our charter, holders of common stock (as well as holders of any preferred stock of the Company entitled to vote with such common stockholders) vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There is no cumulative voting in the election of directors of the Company. Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters are determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, under applicable law, the rules or regulations of any stock exchange applicable to the Company, our charter, the bylaws or the Stockholders Agreement, a different vote is required, in which case such provision shall govern and control the vote required to approve such matter.

        Dividends and other Distributions.    Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Board of Directors of the Company out of assets legally available therefor and declared by the Company.

        Liquidation, dissolution or winding up.    Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to share ratably in the Company's assets legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of the Company after payment or establishment of reserves for all known debts and liabilities of the Company.

        Restrictions on transfer.    The common stock is not subject to restrictions on transfer as a result of the charter or the bylaws. Nevertheless, stockholders party to the Stockholders Agreement are subject to restrictions on transfer and there may be restrictions on transfer imposed by applicable securities laws or by the terms of other agreements entered into in the future. To the extent transfer restrictions apply, the Stockholders Agreement and the Maryland General Corporation Law (the "MGCL") require the Company to place restrictive legends on its stock certificates, or state on such certificates that the Company will furnish a full statement of such restrictions on request and without charge.

        Liability protection.    Under Maryland law, stockholders generally are not personally liable for the Company's debts or obligations solely as a result of their status as stockholders.

        Other rights.    Holders of shares of the common stock have no preference, conversion, exchange, sinking fund, redemption rights or appraisal rights and have no preemptive rights to subscribe for any securities of the Company, except as otherwise provided in the Stockholders Agreement.

        The rights, preferences and privileges of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued by the Company.

Preferred Stock

        The Company has no shares of preferred stock authorized or outstanding. Under the charter, the Company's Board of Directors is authorized, without further action by the Company's stockholders, to classify or reclassify, in one or more classes or series, any unissued shares of common stock by setting or changing the number of shares constituting such class or series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, if so classified or reclassified, the Company must file for record with the State Department of Assessments and Taxation of Maryland (the "SDAT") articles supplementary in substance and form as prescribed by the MGCL. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock, the number of authorized shares of the former class will be automatically decreased and the number of authorized shares of the latter class or series will be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue will not be more than 200,000,000 provided, that, the total number of shares of stock of all classes that the Company may issue will be increased to 400,000,000 if the stockholders approve the amendment to the charter discussed under the heading "Description of Common Stock—General."

        The Company believes that the power of the Board of Directors to classify or reclassify unissued shares of stock and thereafter to authorize the Company to issue such classified or reclassified shares of stock provides the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. However, the Board of Directors of the Company could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions, including voting rights, that could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for holders of the common stock or that the common stockholders otherwise believe to be in their best interests. As a result of these and other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.

Anti-Takeover Effects of Maryland Law and Our Certificate of Incorporation, Bylaws and Stockholders Agreement

        The MGCL and the Company's charter and bylaws contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for shares of the common stock or otherwise be in the best interests of the Company's stockholders.

        No Cumulative Voting.    The Company's charter does not provide for cumulative voting with respect to the election of directors or any other matters. The absence of cumulative voting in the election of directors may make it more difficult for a stockholder who acquires a substantial minority of shares to obtain representation on the Board of Directors. To the extent that it impedes the ability of a stockholder to obtain representation, the absence of cumulative voting may render more difficult any attempt by a minority stockholder or group of holders of voting shares of stock to change or influence the management or policies of the Company, and might be viewed as perpetuating incumbent management. In addition, the absence of cumulative voting may render more difficult or discourage entirely a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of the Company's stock. Mergers and other business combinations sometimes result in stockholders receiving a premium over the market price for their shares of stock.

        Subtitle 8.    Subtitle 8 of Title 3 of the MGCL ("Subtitle 8") permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 (the "Exchange Act") and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        The Company has elected by a provision in the charter to be subject to the provisions of Subtitle 8 relating to a majority requirement for the calling of a stockholder-requested special meeting. Through provisions in the Company's charter and the bylaws unrelated to Subtitle 8, the Company already vests in the Board of Directors the exclusive power to fix the number of directors. However, as permitted by the MGCL, by resolution of its Board of Directors, the Company has opted out of the provisions of Subtitle 8 relating to the classification of the board and the two-thirds vote requirement for removing a director. In addition, the Company is prohibited from classifying the Board of Directors pursuant to Subtitle 8, unless such decision is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. Subject to the above requirement regarding self-classification, in the future, the Board of Directors may elect, without stockholder approval, to elect to be subject to one or more of the other provisions of Subtitle 8.

Board Composition; Removal

        The stockholders party to the Stockholders Agreement have agreed that (i) the number of Directors will be fixed from time to time by the Company's Board of Directors as provided for in the Company's charter and bylaws and (ii) certain stockholders will have the right to designate members of the Company's Board of Directors until such time as such right may be lost in accordance with the Stockholders Agreement. Specifically, the Board of Directors shall consist of: (i) one director designated by Highbridge Capital Management, LLC ("Highbridge"); (ii) one director designated by Whitebox Advisors LLC ("Whitebox Advisors"); (iii) one director designated by SGF, LLC ("SGF"); (iv) one director, who must be an Independent Director, designated by mutual agreement of Corre Partners Management, LLC ("Corre") and Wolverine Flagship Fund Trade Limited ("WFF") (together with Highbridge, Whitebox Advisors and SGF, the "Designating Stockholders"); and (v) one director, who must be the President and Chief Executive Officer of the Company. The term "Independent Director" is defined to refer to a director who qualifies as an "independent director" of the Company under NASDAQ Marketplace Rule 5605(a)(2) (assuming for this purpose that it applies to such person). As of the date of this prospectus, the Board of Directors consists of seven members.

        In general, each committee of the Board of Directors must include a director designated by a Designating Stockholder, for so long as such Designating Stockholder retains its Board Designation Right (as defined in the Stockholders Agreement) and to the extent requested by such Designating Stockholder.

        The Stockholder Parties have agreed, in the Stockholders Agreement, to vote all of their shares of the Company's common stock and other voting equity securities, execute proxies or written consents, as the case may be, and take all other necessary action in order to ensure that the composition of the Board of Directors is as set forth in the Stockholders Agreement and to ensure that the Company's charter and bylaws both (i) facilitate, and do not at any time conflict with, any provision of Stockholders Agreement and (ii) permit the Stockholder Parties (as defined in the Stockholders Agreement) to receive the benefits to which they are entitled under the Stockholders Agreement.

Meetings of Stockholders

        Special meetings of stockholders may be called by the chairman of the Company's Board of Directors, the president and the Board of Directors. Additionally, subject to the provisions of the bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by the secretary of the Company upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in the bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice Requirements

        The bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to the Company's notice of meeting, (2) by or at the direction of the Board of Directors, (3) by any stockholder (a) who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, (b) who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice of a stockholder proposal for the annual meeting to the secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of preceding year's annual meeting.

        Only the business specified in the notice of the meeting may be brought before a special meeting of stockholders of the Company. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) pursuant to the Company's notice of meeting, (2) by or at the direction of the Board of Directors, (3) if the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder (a) who is a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the special meeting,

(b) who is entitled to vote at the meeting and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice of a stockholder proposal for a special meeting to the secretary of the Company not earlier than the close of business 120th day before such special meeting and not later than the close of business on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.

        A stockholder's notice must contain certain information specified by the bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in the Company.

Amendment to Bylaws

        The bylaws provide that, except as otherwise provided in the Company's charter or the Stockholders Agreement, the Company's Board of Directors has the exclusive power to make, alter or repeal the bylaws.

Business Combinations

        Under the MGCL, certain "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the corporation; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the Board of Directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder.

        After such five-year period, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder

        These supermajority approval requirements do not apply if, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

        Pursuant to the statute, the Board of Directors of the Company has by resolution exempted business combinations between the Company and any stockholder party to the Stockholders Agreement and between the Company and any other person, provided that in the latter case the business combination is first approved by the Board of Directors (including a majority of the Company's directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between the Company and any stockholder party to the Stockholders Agreement or to a business combination between the Company and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with the Company that may not be in the best interests of stockholders of the Company, without compliance with the supermajority vote requirements and other provisions of the statute. The Company cannot assure you that the Board of Directors will not amend or repeal this resolution in the future.

Exchange Listing

        Our common stock is presently quoted on the OTCQX under the symbol "CTAM".

Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

 SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our common stock in the public market, including shares issued upon the conversion of outstanding Notes or other convertible securities, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Rule 144

        In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which as of May 8, 2020 would equal approximately 739,000 shares; or

  •
  the average weekly trading volume of our common stock on the OTCQX during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

Equity Plans

        We have filed registration statements on Form S-8 under the Securities Act to register all shares of our common stock to be issued or reserved for issuance under our equity incentive plans. Accordingly, such shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with us.

SELLING STOCKHOLDERS

        The shares of common stock being offered by the Selling Stockholders from time to time are: (a) 69,995,605 outstanding shares of common stock, held by the Selling Stockholders named herein; and (b) 254,114,055 shares representing 125% of the number of shares of common stock issuable in respect of up to $92,659,372 aggregate principal amount of the New Notes as of June 24, 2020, based on an initial conversion rate of 2.1939631 shares of common stock per $1.00 principal amount of New Notes. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time to satisfy registration rights we have granted to the Selling Stockholders.

        The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The first column lists the number of shares of common stock beneficially owned by each Selling Stockholder as of June 24, 2020, without giving effect to the conversion of the New Notes held by the Selling Stockholders.

        In accordance with the terms of the A&R Registration Rights Agreement with the Selling Stockholders, this prospectus covers the resale of the shares of common stock held by the Selling Stockholders and of 125% of the number of shares of common stock issuable in respect of the New Notes held by the Selling Stockholders as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the New Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares indicated as being offered by this prospectus below.

        The Selling Stockholders may sell all, some, or none of their shares in this offering. See "Plan of Distribution."

	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares Offered Hereby(1)	Shares Beneficially Owned After the Offering(2)
Name	Number	Percentage(3)	Number	Number
Highbridge MSF International Ltd.(4)	18,715,384	25.3%	86,631,901	0
Highbridge Tactical Credit Master Fund, L.P.(5)	4,313,210	5.8%	20,020,543	0
Corre Partners Management, LLC(6)	10,702,564	14.5%	49,578,043	0
Whitebox Asymmetric Partners, LP(7)	5,859,882	7.9%	27,215,573	0
Whitebox Credit Partners, L.P.(8)	1,945,210	2.6%	9,017,916	0
Whitebox Multi-Strategy Partners, L.P.(9)	10,613,180	14.4%	49,348,067	0
Whitebox Institutional Partners, L.P.(10)	596,104	* %	2,785,622	0
Whitebox GT Fund, LP(11)	245,507	* %	1,132,513	0
Pandora Select Partners, L.P.(12)	1,350,338	1.8%	6,229,015	0
Whitebox Caja Blanca, LP(13)	736,526	1.0%	3,397,559	0
Wolverine Flagship Fund Trade Limited(14)	3,752,890	5.1%	17,425,418	0
SGF, LLC(15)(21)	11,022,296	14.9%	51,184,965	0
W.B. & Co.(16)(21)	107,888	* %	107,888	0
FOM Corporation(17)(21)	122,730	* %	122,730	0
The Northern Trust Company(18)(21)	4,810	* %	4,810	0
Jonathan B. Mellin(19)(21)	10,975,226	14.9%	10,950,420	0
Reuben S. Donnelley(20)(21)	593	* %	593	0
Michael Simpson(21)	37	* %	37	0

*
Percentage of shares owned equals less than 1%

(1)
Includes shares of common stock issuable upon conversion of the New Notes held by the Selling Stockholders. The New Notes are convertible at the election of the holder at any time into shares of common stock, cash or a combination of common stock and cash, at the option of the Company.

(2)
Assumes that the Selling Stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

(3)
Calculated based on 73,910,334 shares of common stock issued and outstanding as of June 24, 2020.

(4)
Highbridge Capital Management, LLC ("HCM"), the trading manager of Highbridge MSF International Ltd., may be deemed to be the beneficial owner of the shares held by Highbridge MSF International Ltd. Highbridge MSF International Ltd. disclaims any beneficial ownership of these shares. The business address of HCM is 277 Park Avenue, 23rd Floor, New York, New York 10172 and the business address of Highbridge MSF International Ltd. is c/o HedgeServ (Cayman) Ltd., 6th Floor SIX, Cricket Square, Grand Cayman, Cayman Islands KY1-1104.

The "Maximum Number of Shares Offered Hereby" includes 54,333,213 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Highbridge MSF International Ltd.. HCM and Highbridge MSF International Ltd. disclaim any beneficial ownership of the shares of common stock issuable upon conversion of the New Notes.

(5)
HCM, the trading manager of Highbridge Tactical Credit Master Fund, L.P., may be deemed to be the beneficial owner of the shares held by Highbridge Tactical Credit Master Fund, L.P. Highbridge Tactical Credit Master Fund, L.P. disclaims any beneficial ownership of these shares. The business address of HCM is 277 Park Avenue, 23rd Floor, New York, New York 10172 and the business address of Highbridge Tactical Credit Master Fund, L.P. is c/o HedgeServ (Cayman) Ltd., 6th Floor SIX, Cricket Square, Grand Cayman, Cayman Islands KY1-1104.

The "Maximum Number of Shares Offered Hereby" includes 12,565,866 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Highbridge Tactical Credit Master Fund, L.P. HCM and Highbridge Tactical Credit Master Fund, L.P. disclaim any beneficial ownership of the shares of common stock issuable upon conversion of the New Notes.

(6)
Corre Partners Advisors, LLC (the "General Partner") serves as the general partner of Corre Opportunities Qualified Master Fund, LP (the "Corre Fund"), which directly owns the shares of common stock and New Notes. The General Partner has delegated investment authority over the assets of the Funds to Corre Partners Management, LLC (the "Investment Advisor"). Each of Mr. John Barrett and Mr. Eric Soderlund serve as a managing member of the General Partner. The address for each of the General Partner, the Investment Advisor, Mr. Barrett, Mr. Soderlund and the Corre Fund is 12 East 49th Street, Suite 4003, New York, NY 10017. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

The "Maximum Number of Shares Offered Hereby" includes 31,100,384 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by the Corre Fund. Each of the General Partner, the Investment Advisor, Mr. Barrett, Mr. Soderlund and the Corre Fund disclaim beneficial ownership of the shares of common stock issuable upon conversion of the New Notes.

(7)
Whitebox General Partner LLC ("Whitebox General Partner") is the general partner of Whitebox Asymmetric Partners, LP, which holds the shares of common stock and the Notes. Whitebox Advisors LLC ("Whitebox Advisors") is the investment manager of Whitebox Asymmetric Partners, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Asymmetric Partners, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Asymmetric Partners, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Asymmetric Partners, LP is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

The "Maximum Number of Shares Offered Hereby" includes 17,084,553 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Whitebox Asymmetric Partners, LP. Each of Whitebox Asymmetric Partners, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the New Notes.

(8)
Whitebox General Partner is the general partner of Whitebox Credit Partners, L.P., which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Credit Partners, L.P.. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Credit Partners, L.P., and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Credit Partners, L.P.. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Credit Partners, L.P. is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

The "Maximum Number of Shares Offered Hereby" includes 5,658,165 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Whitebox Credit Partners, L.P. Each of Whitebox Credit Partners, L.P., Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the New Notes.

(9)
Whitebox General Partner is the general partner of Whitebox Multi-Strategy Partners, L.P., which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Multi-Strategy Partners, L.P.. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Multi-Strategy Partners, L.P., and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Multi-Strategy Partners, L.P.. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Multi-Strategy Partners, L.P. is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

The "Maximum Number of Shares Offered Hereby" includes 30,987,910 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Whitebox Multi-Strategy Partners, L.P.. Each of Whitebox Multi-Strategy Partners, L.P., Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the New Notes.

(10)
Whitebox General Partner is the general partner of Whitebox Institutional Partners, L.P., which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Institutional Partners, L.P.. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Institutional Partners, L.P., and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Institutional Partners, L.P.. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Institutional Partners, L.P. is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

  The "Maximum Number of Shares Offered Hereby" includes 1,751,614 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Whitebox Institutional Partners, L.P. Each of Whitebox Institutional Partners, L.P., Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the New Notes.

(11)
Whitebox General Partner is the general partner of Whitebox GT Fund, LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox GT Fund, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox GT Fund, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox GT Fund, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox GT Fund, LP is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

The "Maximum Number of Shares Offered Hereby" includes 709,604 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Whitebox GT Fund, LP. Each of Whitebox GT Fund, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the New Notes.

(12)
Whitebox General Partner is the general partner of Pandora Select Partners, L.P., which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Pandora Select Partners, L.P.. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Pandora Select Partners, L.P., and (2) Whitebox Advisors by virtue of its role as the investment manager of Pandora Select Partners, L.P.. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Pandora Select Partners, L.P. is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

The "Maximum Number of Shares Offered Hereby" includes 3,902,942 shares of common stock which, as of June 24 2020, may be acquired upon the conversion of New Notes held by Pandora Select Partners, L.P.. Each of Pandora Select Partners, L.P., Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the New Notes.

(13)
Whitebox Caja Blanca GP LLC, which is wholly owned by Whitebox General Partner, is the general partner of Whitebox Caja Blanca Fund LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Caja Blanca Fund LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox Caja Blanca GP LLC by virtue of its role as the general partner of Whitebox Caja Blanca Fund LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Caja Blanca Fund LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Caja Blanca GP LLC, Whitebox Advisors and Whitebox Caja Blanca Fund LP is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

  The "Maximum Number of Shares Offered Hereby" includes 2,128,827 shares of common stock which, as of June 24, 2020, may be acquired upon the conversion of New Notes held by Whitebox Caja Blanca Fund LP. Each of Whitebox Caja Blanca Fund LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the New Notes.

(14)
The shares of common stock and New Notes are held directly by Wolverine Flagship Fund Trade Limited. Wolverine Asset Management, LLC ("WAM"), serves as the investment manager of Wolverine Flagship Fund Trade Limited. Wolverine Holdings, L.P. ("WH"), is the sole member and manager of WAM. Wolverine Trading Partners, Inc. ("WTP") is the sole general partner of WH. Mr. Christopher L. Gust and Mr. Robert R. Bellick are controlling shareholders of WTP. The address for each of Wolverine Flagship Fund Trade Limited, WAM, WH, WTP, Mr. Gust and Mr. Bellick is 175 W. Jackson Blvd., Suite 340, Chicago, IL 60604. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

The "Maximum Number of Shares Offered Hereby" includes 10,950,662 shares of common stock which as of June 24, 2020 may be acquired upon the conversion of New Notes held by Wolverine Flagship Fund Trade Limited. Each of Wolverine Flagship Fund Trade Limited, WAM, WH, WTP Mr. Gust and Mr. Bellick disclaim beneficial ownership of the shares of common stock issuable upon conversion of the New Notes.

(15)
Represents 11,022,296 shares held by SGF, LLC. Excludes 32,130,135 shares issuable upon conversion of New Notes held by SGF, LLC. Excludes other shares beneficially owned by FOM Corporation, W.B. & Co, The Northern Trust Company, Jonathan B. Mellin and Reuben S. Donnelley (together with SGF, LLC, the "Simpson Beneficial Owners"). The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b) of the Securities Exchange Act of 1934 ("Rule 13d-5(b)"). SGF, LLC disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.

The "Maximum Number of Shares Offered Hereby" includes 32,130,135 shares of common stock which as of June 24, 2020 may be acquired upon the conversion of New Notes held by SGF, LLC. The Simpson Beneficial Owners disclaim beneficial ownership of the shares of common stock issuable upon conversion of the New Notes.

(16)
Represents 107,888 shares held by W.B. & Co. on behalf of certain members of an extended family group and various trusts, estates and estate planning vehicles established by certain deceased and surviving family members (together, the "Simpson Estate Members"). Excludes other shares beneficially owned by the other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). W.B. & Co. disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.

(17)
Includes 122,730 shares beneficially owned by FOM Corporation in its capacity as trustee, trust administrator or custodian of certain Simpson Estate Members. Excludes other shares beneficially owned by other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). FOM Corporation disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.

(18)
Represents 4,810 shares beneficially owned by The Northern Trust Company in its capacity as trustee of certain Simpson Estate Members. Excludes other shares beneficially owned by the Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Ruled 13d-5(b). The Northern Trust Company disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.

(19)
Represents 24,806 shares held by Mr. Mellin individually and 10,950,420 shares that may be beneficially owned by Mr. Mellin and are held by certain Simpson Estate Members. Excludes other shares beneficially owned by other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). Mr. Mellin disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest he may have.

(20)
Represents 412 shares held by Mr. Donnelley individually and 181 shares held by a member of his household. Excludes other shares beneficially owned by other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). Mr. Donnelley disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest he may have.

(21)
Certain shares beneficially owned by the Simpson Beneficial Owners are owned by more than one such person. In the aggregate, the total number of shares beneficially owned by the Simpson Beneficial Owners (other than those held directly by Jonathan B. Mellin for his own account) equals 11,164,810 shares.

 PLAN OF DISTRIBUTION

        We are registering 69,995,605 shares of our common stock for possible sale by the Selling Stockholders and 254,114,055 shares of common stock underlying our New Notes upon the conversion of the New Notes by the holders thereof. Unless the context otherwise requires, as used in this prospectus, "Selling Stockholders" includes the Selling Stockholders named in the table above under "Selling Stockholders" and donees, pledgees, transferees or other successors-in-interest selling shares received from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

        The Selling Stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

  •
  on the OTCQX, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

  •
  in privately negotiated transactions;

  •
  in underwritten transactions;

  •
  in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

  •
  in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise, or other transactions involving derivatives;

  •
  in short sales;

  •
  in sales pursuant to Rule 144;

  •
  whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through a combination of any such methods of sale; and

  •
  through any other method permitted pursuant to applicable law.

        The Selling Stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the Selling Stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the OTCQX or any other exchange or market.

        The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the Selling Stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

        Under the A&R Registration Rights Agreement, we have agreed to pay all fees and expenses incurred in connection with our performance of our obligations to register securities for resale by the Selling Stockholders.

        The Selling Stockholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a Selling Stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

  •
  the name of the Selling Stockholder;

  •
  the number of shares being offered;

  •
  the terms of the offering;

  •
  the names of the participating underwriters, broker-dealers or agents;

  •
  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

  •
  the public offering price; and

  •
  other material terms of the offering.

        In addition, upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

        The Selling Stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the Selling Stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

        In compliance with guidelines of the Financial Industry Regulatory Authority ("FINRA"), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

        To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the Selling Stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

 LEGAL MATTERS

        Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for the Company by Jeremy T. Steele, Senior Vice President, General Counsel & Secretary of the Company. Mr. Steele is employed by the Company and beneficially owns shares of common stock and New Notes and is a participant in various employment benefit plans offered by the Company.

EXPERTS

        The consolidated financial statements incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standard Update No. 2016-02, Leases (Topic 842), under the modified retrospective method), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public through the SEC's website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.castlemetals.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We incorporate by reference our documents listed below and any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" in this prospectus between the date of this prospectus and the termination of the offering of the securities described in this prospectus.

  (a)
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on March 19, 2020;

  (b)
  the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 15, 2020;

  (c)
  the Company's Current Reports on Form 8-K filed with the Commission on January 8, 2020, February 27, 2020 (except with respect to information furnished pursuant to Items 2.02), March 23, 2020, March 30, 2020 and May 1, 2020; and

  (d)
  the description of the Company's common stock contained in the registration statement on Form 8-A filed with the Commission on August 31, 2017, as thereafter amended and supplemented.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, A.M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, telephone number (847) 455-7111. We maintain a website at http://www.castlemetals.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

324,109,660 Shares of Common Stock

A. M. CASTLE & CO.

PROSPECTUS

                , 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee		$25,241.66
Printing and Engraving Fees			†
Legal Fees and Expenses			†
Accounting Fees and Expenses			†
Miscellaneous			†

Total	$		†

†
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company's charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland General Corporation Law ("MGCL") requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        The Company's charter and bylaws obligate the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or executive officer elected by the board of directors who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

  •
  any person designated as an authorized representative by the board of directors (which may, but need not, include any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        The Company's charter and bylaws also permit the Company to indemnify and advance expenses to other persons when and as authorized by appropriate corporate action.

        The Company has entered into indemnification agreements with each member of the board of directors and each of the Company's executive officers. These agreements generally provide that, if the director or officer becomes involved in a proceeding (as defined in the agreement) by reason of such director's or officer's corporate status (as defined in the agreement), the Company will indemnify the director or officer to the fullest extent permitted by Maryland law as described above.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

		Incorporated by Reference Herein
Exhibit Number
	Description of Exhibit	Form	Exhibit	Filing Date	File No.
2.1	Debtors' Amended Prepackaged Joint Chapter 11 Plan of Reorganization dated July 25, 2017.	8-K	2.1	August 3, 2017	1-5415
3.1	Articles of Amendment and Restatement of the Company.	8-A	3.1	August 31, 2017	000-55834
3.2	Amended and Restated Bylaws of the Company, adopted August 31, 2017.	8-A	3.2	August 31, 2017	000-55834
4.1	Specimen Certificate for New Common Stock.	8-A	4.1	August 31, 2017	000-55834
4.2	Indenture, dated August 31, 2017, between the Company, certain of its subsidiaries, WSFS, FSB, as Trustee and Collateral Agent.	8-K	10.3	September 6, 2017	1-5415
4.3	Stockholders Agreement dated as of August 31, 2017 by and among A. M. Castle & Co. and certain beneficial owners or holders of record of the New Common Stock signatory thereto.	8-A	10.1	August 31, 2017	000-55834
4.4	Supplemental Indenture relating to the Indenture dated August 31, 2017.	8-K	4.2	March 30, 2020	1-5415

			Incorporated by Reference Herein
Exhibit Number
		Description of Exhibit	Form	Exhibit	Filing Date	File No.
4.5		Indenture governing 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024.	8-K	4.1	March 30, 2020	1-5415
4.6		Paycheck Protection Program Term Loan	8-K	10.1	May 1, 2020	1-5415
5.1	***	Opinion of Jeremy T. Steele, Senior Vice President, General Counsel & Secretary of A. M. Castle & Co.
10.1		Revolving Credit and Security Agreement dated August 31, 2017 between the Company and certain of its subsidiaries, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.	8-K	10.1	September 6, 2017	1-5415
10.2		Intercreditor Agreement dated August 31, 2017, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB, and acknowledged by the Company and certain of its subsidiaries.	8-K	10.3	September 6, 2017	1-5415
10.3		Limited Consent and First Amendment to Intercreditor Agreement, dated June 1, 2018, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB.	S-4	10.3	February 27, 2020	1-5415
10.4	*	2017 Management Incentive Plan of the Company.	10-Q	10.4	November 14, 2017	1-5415
10.5	*	Form of Award Agreement under the 2017 Management Incentive Plan of the Company.	8-K	10.4	September 6, 2017	1-5415
10.6	*	Amended and Restated Employment Agreement dated December 15, 2017, between A. M. Castle & Co. and Edward Quinn.	10-K	10.9	March 15, 2018	1-5415
10.7	*	Amended and Restated Employment Agreement dated May 15, 2017, between A. M. Castle & Co. and Patrick R. Anderson.	10-Q	10.3	August 9, 2017	1-5415
10.8	*	A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan, as amended and restated, effective as of January 1, 2009.	10-K	10.14	March 12, 2009	1-5415
10.9	*	A. M. Castle & Co. Supplemental Pension Plan, as amended and restated, effective as of January 1, 2009.	10-K	10.15	March 12, 2009	1-5415
10.10	*	Form of A. M. Castle & Co. Indemnification Agreement to be executed with all directors and executive officers.	8-K	10.16	July 29, 2009	1-5415

			Incorporated by Reference Herein
Exhibit Number
		Description of Exhibit	Form	Exhibit	Filing Date	File No.
10.11	*	First Amendment to the A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan, executed April 15, 2009 (as effective April 27, 2009).	8-K	10.1	April 16, 2009	1-5415
10.12	*	Second Amendment dated October 8, 2015 to the A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan as Amended and Restated effective as of January 1, 2009.	10-K/A	10.43	March 16, 2016	1-5415
10.13	*	A. M. Castle & Co. 401(k) Savings and Retirement Plan (as amended and restated effective as of January 1, 2015).	10-K/A	10.44	March 16, 2016	1-5415
10.14	*	Second Amendment dated October 8, 2015, to the A. M. Castle & Co. Salaried Employees Pension Plan as Amended and Restated Effective as of January 1, 2010.	10-K/A	10.45	March 16, 2016	1-5415
10.15		Amendment No. 1, dated June 1, 2018, to the Revolving Credit and Security Agreement Revolving Credit dated August 31, 2017 between the Company and certain of its subsidiaries, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.	8-K	10.1	June 4, 2018	1-5415
10.16		Supplemental Indenture and Amendment No. 1, dated June 1, 2018, to the Indenture dated August 31, 2017 between the Company and Wilmington Saving Fund Society, FSB, as trustee and as collateral agent.	8-K	10.2	June 4, 2018	1-5415
10.17	*	Form of Performance Unit Award Agreement.	10-Q	10.1	November 14, 2018	1-5415
10.18	*	Employment Agreement dated May 9, 2019, between A. M. Castle & Co. and Jeremy Steele.	10-Q	10.1	May 9, 2019	1-5415
10.19	*	Retirement Agreement and Release by and between A. M. Castle & Co. and Steven W. Scheinkman.	8-K	10.1	January 7, 2020	1-5415
10.20	*	Amended and Restated Employment Agreement by and between A. M. Castle & Co. and Marec E. Edgar.	8-K	10.2	January 7, 2020	1-5415
10.21	*	Form of Non-Employee Director Restricted Stock Agreement under the 2017 Management Incentive Plan of the Company.	10-K	10.24	February 27, 2020	1-5415

			Incorporated by Reference Herein
Exhibit Number
		Description of Exhibit	Form	Exhibit	Filing Date	File No.
10.22		Amended and Restated Registration Rights Agreement.	8-K	10.1	March 30, 2020	1-5415
10.23		Intercreditor Agreement dated March 27, 2020, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB, and acknowledged by the Company and certain of its subsidiaries.	8-K	10.2	March 30, 2020	1-5415
10.24		Form of Support Agreement.	8-K	10.1	February 27, 2020	1-5414
10.25		Limited Consent and Second Amendment to Intercreditor Agreement, dated June 1, 2018, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB.	8-K	10.3	March 30, 2020	1-5415
10.26		Amendment No. 2 to the Revolving Credit and Security Agreement Revolving Credit dated August 31, 2017 between the Company and certain of its subsidiaries, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.	8-K	10.4	March 30, 2020	1-5415
10.27		Supplemental Indenture and Waiver, dated December 20, 2019 to the Indenture dated August 31, 2017, between the Company, certain of its Subsidiaries, and Wilmington Savings Fund Society, FSB as Trustee and Collateral Agent, relating to the Company's 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022.	S-4	10.28	February 27, 2020	333- 236682
21.1		Subsidiaries of Registrant.	10-K	21.1	February 27, 2020	1-5415
23.1	**	Consent of Deloitte & Touche LLP.
23.2	***	Consent of Jeremy T. Steele, Senior Vice President, General Counsel & Secretary of A. M. Castle & Co. (included in Exhibit 5.1).
24.1	**	Powers of Attorney (Included on the signature pages of this Form S-1 and incorporated herein by reference).

*
Management contract or compensatory plan or arrangement.

**
Filed herewith.

***
To be filed by amendment.
(b)
Financial Statement Schedules

        Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Securities Act Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on June 26, 2020.

A.M. CASTLE & CO.
By:	/s/ JEREMY T. STEELE Jeremy T. Steele Senior Vice President, General Counsel & Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeremy T. Steele and Patrick R. Anderson, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ MAREC E. EDGAR Marec E. Edgar	Director, President and Chief Executive Officer (Principal Executive Officer)	June 26, 2020
By:	/s/ PATRICK R. ANDERSON Patrick R. Anderson	Executive Vice President, Finance and Administration (Principal Financial Officer)	June 26, 2020
By:	/s/ EDWARD M. QUINN Edward M. Quinn	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 26, 2020
By:	/s/ MICHAEL J. SHEEHAN Michael J. Sheehan	Director and Chairman of the Board	June 26, 2020

Name		Title	Date

By:	/s/ JEFFREY A. BRODSKY Jeffrey A. Brodsky	Director	June 26, 2020
By:	/s/ JONATHAN B. MELLIN Jonathan B. Mellin	Director	June 26, 2020
By:	/s/ JACOB MERCER Jacob Mercer	Director	June 26, 2020
By:	/s/ JONATHAN SEGAL Jonathan Segal	Director	June 26, 2020
By:	/s/ STEVEN W. SCHEINKMAN Steven W. Scheinkman	Director	June 26, 2020